Exhibit 23.2


                  CONSENT OF WHARTON VALUATION ASSOCIATES, INC.


As independent appraisers, we hereby consent to the references to our firm in this Registration Statement on Form 10-SB (including any amendments thereto) filed by Branded Media Corporation, as well as in the notes to the financial statements included in the Registration Statement on Form 10-SB, of information contained in our appraisal report dated June 25, 2005 and to the references of that report in the Registration Statement on Form 10-SB.



 /s/ Wharton Valuation Associates, Inc.

Wharton Valuation Associates, Inc.
Livingston, New Jersey
September 29, 2005